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EXHIBIT 99.1

Frankfort First Bancorp, Inc.

For Immediate Release June 5, 1997
Contact:  William C. Jennings, President
          (502) 223-1638
          216 West Main Street
          P.O. Box 535
          Frankfort, KY  40602

          FRANKFORT FIRST BANCORP, INC. ANNOUNCES RESTRUCTURING PLAN

     Frankfort First Bancorp, Inc., the holding company for First Federal Savings Bank of Frankfort, Kentucky, announced today that its Board of Directors has approved a restructuring plan which redeploys excess capital while maintaining or improving the Company's current level of profitability through a series of actions that includes a special cash distribution of $4.00 per share, termination of its employee stock ownership plan and management recognition plan, and a one-for-two reverse stock split. William C. Jennings, President, explained that the objective of the plan is to improve the Company's profitability by decreasing compensation expense while simultaneously reducing the amount of capital not presently required for expansion of operations. The reduction in net interest income as a result of the special cash distribution will be offset by the elimination of expenses for the employee stock ownership plan and management recognition plan.

     The special distribution of $4.00 per share will be payable on June 24, 1997 to all shareholders of record as of June 17, 1997. The Company currently estimates that approximately 20%, or $.80, of the distribution will be considered taxable with the remaining $3.20 to be applied against the
shareholders' adjusted basis in the Company's common stock.   The Company
indicated that it will announce to its shareholders the precise percentage of the distribution to be non-taxable as soon as it arrives at a final computation following the close of its fiscal year on June 30, 1997.

     The Company intends to immediately cancel all unvested awards outstanding under its management recognition plan and to discontinue payments to its
employee stock ownership plan effective July 1, 1997.   The Company will
compensate participants in these plans with a one-time after-tax charge of $1.1 million in the current quarter. However, the Company's book value will increase by approximately 7% after payment of the special distribution and execution of the remaining elements of the plan. The Company expects future cost savings of approximately $500,000 per year after taxes, to be offset by the reduction in net interest income that results from the payment of the special distribution. Also, approximately 104,000 shares held by these benefit plans will revert to the Company and be held as treasury shares.

     The reverse stock split will be effective on July 15, 1997. Shareholders entitled to receive fractional shares as a result of the reverse stock split will instead receive cash.

     The Company also declared its regular quarterly dividend of $0.09 to be paid on July 15 to shareholders of record on June 30, 1997. While the future payment of dividends cannot be assured due to a variety of factors including economic conditions and the earnings of the Company, the Board of Directors intends to amend its dividend policy in light of the reverse stock split so that $0.18 will be paid per share beginning with the regularly scheduled dividend payable on October 15, 1997.

     Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National
Market under the symbol FKKY.   First Federal Savings Bank of Frankfort conducts
its business through its main office and two branch offices located in
Frankfort, Kentucky.   Currently, 3,385,000 shares of the Company's stock are
issued.